UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2005

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 15, 2005, Mark Chandler, Vice President, Legal Services, General Counsel and Secretary of Cisco Systems, Inc. (“Cisco”) adopted a pre-arranged stock trading plan to exercise Cisco stock options that are set to expire within a year of the date of the plan and sell the acquired Cisco stock. Under the plan, Mr. Chandler may sell up to 45,000 shares of Cisco stock beginning in October 2005. The plan is scheduled to terminate in April 2006. The shares will be acquired solely upon exercise of outstanding stock options that are set to expire within a year from the date of the plan.

In addition, on September 19, 2005, Dennis D. Powell, Senior Vice President and Chief Financial Officer of Cisco adopted a pre-arranged stock trading plan to exercise Cisco stock options that are set to expire within a year of the date of the plan and sell the acquired Cisco stock. Under the plan, Mr. Powell may sell up to 183,750 shares of Cisco stock beginning in October 2005. The plan is scheduled to terminate in April 2006. The shares will be acquired solely upon exercise of outstanding stock options that are set to expire within a year from the date of the plan.

These plans were established as part of their individual long-term strategies for asset diversification and liquidity. The plans were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Cisco’s policies regarding stock transactions. The transactions under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: September 19, 2005	By:	/s/ David Holland
	Name:	David Holland
	Title:	Vice President, Treasurer and Assistant Secretary